Exhibit 99.1

Press Release

Gulfport Energy Announces Acquisition of Additional Utica Acreage

OKLAHOMA CITY (December 20, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today announced its agreement to acquire additional working interests in the Utica Shale.

Utica Shale

Gulfport previously announced that on December 17, 2012 it entered into a definitive agreement to purchase approximately 30,000 net acres in the Utica Shale in Eastern Ohio for approximately $302 million. The parties have now amended that agreement to provide for Gulfport’s acquisition of approximately 7,000 additional net acres for approximately $70.0 million, resulting in a total acquisition price of approximately $372 million. The transaction, which will increase Gulfport’s leasehold interests in the Utica Shale to approximately 137,000 gross (106,000 net) acres, excludes 14 existing wells, along with certain acreage surrounding each well. The proposed transaction is expected to close prior to year-end. Gulfport will continue to serve as operator of its acreage in the Utica Shale. The transaction was approved by a special committee of Gulfport’s Board of Directors, which engaged independent financial advisors and counsel to assist with its review. Gulfport intends to fund this acquisition with a portion of the net proceeds from its common stock offering that priced on December 18, 2012. That offering is expected to close on December 24, 2012, subject to customary closing conditions.

2013 Guidance

After giving effect to the Utica acquisition described above, Gulfport currently expects 2013 production to be in the range 7.60 million to 7.90 million BOE. Capital expenditures for exploration and production activities during 2013 are estimated to be in the range of $415 million to $425 million, excluding potential capital expenditures relating to Grizzly.

For 2013, Gulfport projects lease operating expense to be in the range of $5.00 to $6.00 per BOE, general and administrative expense to be between $1.50 and $2.50 per BOE, production taxes to be between 8% and 9% of revenues, and depreciation, depletion and amortization expense to be in the range of $33.00 to $35.00 per BOE.

GULFPORT ENERGY CORPORATION

2013 GUIDANCE

Year Ending
12/31/2013
Forecasted Production
Oil Equivalent—BOE	7,600,000 - 7,900,000
Average Daily Oil Equivalent—BOEPD	20,822 - 21,370

Projected Year-Over-Year Production Increase¹	195% - 203%

Projected Cash Operating Costs per BOE
Lease Operating Expense—$/BOE	$5.00 - $6.00
Production Taxes—% of Revenue	8.0% - 9.0%
General and Administrative—$/BOE	$1.50 - $2.50

Depreciation, Depletion and Amortization per BOE	$33.00 - $35.00

Budgeted Capital Expenditures—In Millions:²
West Cote Blanche Bay	$42 - $45
Hackberry	$24 - $26
Utica	$347 - $351
Thailand	$2.0 - $2.5

Total Budgeted E&P Capital Expenditures	$415 - $425

¹	Based upon 2012 estimated production of 2.575 million BOE and the 2013 forecasted production

²	Excludes amounts for infrastructure, vertical integration projects and acquisitions

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and the Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in the Permian Basin in West Texas and in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport or Grizzly expect or anticipate will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s or Grizzly’s business and operations, including Gulfport’s pending acquisition of additional working interests in the Utica Shale in Eastern Ohio, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by

Gulfport and Grizzly in light of their experience and perception of historical trends, current conditions and expected future developments as well as other factors they believe are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s and Grizzly’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport or Grizzly; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport or Grizzly. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport and Grizzly will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888